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Exhibit 9.2

EXHIBIT C

                        VOTING AGREEMENT


     THIS VOTING AGREEMENT (the "Agreement") made as of the 7th day of May, 1996, by and among JACK W. MATZ, JR. or his assignee(s) (collectively, the "Management Stockholder"), SETH JOSEPH ANTINE (the "Investor Stockholder") (the Investor Stockholder and the Management Stockholder being collectively referred to herein as the "Stockholders") and SA TELECOMMUNICATIONS, INC., a Delaware company (the "Company")

                      W I T N E S S E T H:

     WHEREAS, Investor Stockholder has acquired that certain Common Stock Purchase Warrant dated as of May 7, 1996 (the "Warrant") to acquire 100,000 shares of common stock, par value $.0001 per share (the "Common Stock") of the Company; and

     WHEREAS, such parties desire to enter into certain agreements hereinafter set forth with respect to the voting of such shares of Common Stock issued upon exercise of the Warrant in all matters submitted to the stockholders of the Company for a vote or consent.

     NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

     Section 1. This Agreement is made pursuant to the provisions of Article 218 of the Delaware General Corporation Law and shall become effective upon the Investor Stockholder's acquisition of shares of Common Stock of the Company. A counterpart of this Agreement shall be deposited with the Company at its principal offices and shall be subject to the same rights of examination of any stockholder of the Company, in person or by agent or attorney, as are the books and records of the Company. A counterpart of this Voting Agreement has been deposited with the Company at its principal offices. It is intended that this Agreement shall be specifically enforceable in accordance with the principles of equity.

     Section 2. At all meetings of the stockholders of the Company, or with regard to any action taken pursuant to consent, during the term of this Agreement, all shares of Common Stock held or owned by the Investor Stockholder (including without limitation any shares of Common Stock acquired upon the exercise of any warrant) shall be voted by the Investor Stockholder in the manner designated by the Management Stockholder.

                                1

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     Section 3.  To the extent necessary for the enforcement
hereof, this Agreement shall be deemed to provide the Management Stockholder an irrevocable proxy for the term hereof, which such proxy is expressly agreed between the parties hereto to be coupled with an interest as contemplated by applicable law.

     Section 4. Except as set forth in Section 6(d)(v) of the Subscription Agreement, any share of the Common Stock subject to this Agreement shall remain so subject, regardless of any conveyance thereof to any party, during the term of this Agreement, and any party proposing to transfer any shares shall secure a written agreement form the transferee that such party agrees to be bound by the terms of this Agreement. The Company shall not permit the voting of shares of Common Stock in contravention of the terms hereof.

     Section 5. In case the Company is merged with, into or consolidated with another corporation or other entity, or all or substantially all of the assets of the Company are transferred to another corporation or other entity, then in connection with such transfer, the term "the Company" for all purposes of this Agreement shall be taken to include such successor corporation, and any stock of such successor corporation received on the account of the ownership of the parties hereto of the stock of the Company subject hereto prior to such merger, consolidation and transfer shall be and become subject to this Agreement, and the parties hereto shall use their best efforts to implement the provisions of this Agreement to the maximum extent their voting power will permit.

     Section 6.  This Agreement shall terminate and expire on May
7, 2006.

     Section 7. Unless otherwise specifically provided herein, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given at the time of delivery against receipt at the appropriate address set forth below, or at such other addresses as shall be specified by the parties hereto, by like notice.

         (a)   If to the Management Stockholder:

               Jack W. Matz, Jr.
               SA Telecommunications, Inc.
               1600 Promenade Center, 15th Floor
               Richardson, Texas 75080

         (b)   If to the Investor Stockholder:

               Seth Joseph Antine
               2120 Bay Avenue
               Brooklyn, New York 11210

                                2

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     (c)  If to the Company:

               SA Telecommunications, Inc.
               1600 Promenade Center, 15th Floor
               Richardson, Texas 75080


or at such other address as a party hereto may specify by written notice to the other parties to this Agreement.

     Section 8. Except for transferees which under Section 6(d)(v) of the Subscription Agreement are not required to execute a Voting Agreement as a condition to transfer, this Agreement shall be binding upon and shall inure to the benefit of each party hereto and each such party's heirs, legal representatives, transferees, successors and assigns.

     Section 9. This Agreement may be executed in multiple counterparts, but all counterparts taken together shall constitute one and the same agreement, binding upon all of the parties hereto.

     Section 10. If any provision of this Agreement is held to be illegal, invalid and unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically, as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 11. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any such breach or threatened breach of the provisions of this Agreement and that any party may in its sole discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     Section 12. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, THE STATE OF
INCORPORATION OF THE COMPANY.

                                3

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     IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the 7th day of May, 1996.

                              INVESTOR STOCKHOLDER:


                              /s/ Seth Joseph Antine
                              Seth Joseph Antine


                              MANAGEMENT STOCKHOLDER:


                              /s/ Jack W. Matz, Jr.
                              Jack W. Matz, Jr.


                              SA TELECOMMUNICATIONS, INC.


                              By:  /s/ Paul R. Miller
                                   Paul R. Miller
                                   President and Chief Operating
                                   Officer


                                4

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                     SCHEDULE OF DIFFERENCES

     The Registrant has entered into two (2) or more contracts substantially identical in all material respects to the form filed herewith. Pursuant to General Instruction 2 to Item 601, the Registrant hereby files this Schedule of Differences to identify the other documents omitted and the material details in which such documents differ from the form filed.

                 Exhibit 9.2 - Voting Agreement


Name of Individual Stockholder               # Shares Common Stock
- - ------------------------------               ----------------------
Laura Huberfeld/Naomi Bodner Partnership     750,000
Jules Nordlicht                              375,000
Seth Joseph Antine                           100,000
Fred Rudy                                     50,000
Harry Adler                                   50,000
Dr. Huberfeld                                 12,500
